As filed with the Securities and Exchange Commission on April 12, 2005

Registration No. 333-122496

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 6

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Ultrapar Participações S.A.

(Exact Name of Registrant as Specified in Its Charter)

Ultrapar Holdings Inc.

(Translation of Registrant’s name into English)

Federative Republic of Brazil	4924	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Av. Brigadeiro Luis Antônio, 1343, 9º Andar,

São Paulo, SP, Brazil 01317-910

(Telephone: 55-11-3177-6482)

(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue

New York, NY 10011

(212) 894-8940

(Name, address and telephone number of agent for service)

Copies to:

Andrés V. Gil Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 Phone: (212) 450-4000 Fax: (212) 450-4800	Sara Hanks Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 Phone: (212) 878-8000 Fax: (212) 878-8375

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, please check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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Information not required in this prospectus

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Neither the laws of Brazil nor the Registrant’s by-laws or other constitutive documents provide for indemnification of directors or officers.

ITEM 7.    RECENT SALES OF UNREGISTERED SECURITIES

The securities of the Registrant that were issued or sold by the Registrant within the past three years and not registered with the Commission are described below. All such securities were issued, subscribed and fully paid for outside the United States, in accordance with Brazilian corporate law. As such, the issuance and subscription of securities described below were not subject to the registration requirements of the Securities Act.

In January 2004, the Registrant and its subsidiary, Ultragaz, guaranteed a Eurobond issued by another of its subsidiaries, LPG International Inc. in the total amount of U.S.$60 million, maturing in June 2005 with an annual interest rate of 3.5%. The funds from this issuance were used to pay existing debt.

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ITEM 8.    EXHIBITS

The following documents are filed as part of this Registration Statement:

Exhibit Number		Description
1.1	**	Form of International Agency and Purchase Agreement.

3.1	**	Bylaws of Ultrapar, as amended on May 22, 2004 (English translation).

4.1	**	Deposit Agreement among us, The Bank of New York, as depositary, and all holders and beneficial owners of the ADSs, evidenced by the ADRs issued thereunder.

5.1	**	Opinion of Machado, Meyer, Sendacz e Opice Advogados, Brazilian counsel of the Registrant, as to the legality of the preferred shares.

8.1		Opinion of Davis Polk & Wardwell, as to U.S. tax matters.

8.2	**	Opinion of Machado, Meyer, Sendacz e Opice, as to Brazilian tax matters (included in Exhibit 5.1).

10.1	**	Contract for the supply of ethylene between Braskem and Oxiteno.

10.2	**	Shares Sale and Purchase Agreement related to the sale and purchase of the entire share capital of Shell Gás (LPG) Brasil S.A.

10.3	**	Shareholders’ Agreement dated September 22, 2004.

10.4	**	Form of agreement between Ultragaz and independent dealers.

10.5	**	Take or pay agreement between Tequimar and CODEBA.

11.1		Statement regarding computation of per share earnings (incorporated by reference to note 25(V)(a) to our consolidated financial statements included in this prospectus).

15.1	**	Awareness letter from Deloitte Touche Tohmatsu Auditores Independentes acknowledging the inclusion of their report on our unaudited interim consolidated financial statements in this registration statement.

21.1		List of subsidiaries (incorporated by reference to note 3 to our consolidated financial statements included in this prospectus).

23.1	**	Consent of Deloitte Touche Tohmatsu Auditores Independentes.

23.2	**	Consent of PricewaterhouseCoopers Auditores Independentes.

23.3	**	Consent of Machado, Meyer, Sendacz e Opice Advogados, Brazilian legal counsel of the Registrant (included in Exhibit 8.2).

23.4		Consent of Davis Polk & Wardwell, U.S. counsel of the Registrant (included in Exhibit 8.1).

24.1		Power of Attorney (included on the signature page to the Registration Statement).

*	To be filed by amendment
**	Previously filed

ITEM 9.    UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than

PART II

the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby also undertakes that:

1. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement at the time it was declared effective.

2. For the purpose of determining any liability under the Securities Act, each post effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

PART II

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, Brazil on April 12, 2005.

ULTRAPAR PARTICIPAÇÕES S.A.

By:	PAULO GUILHERME AGUIAR CUNHA*
Name:	Paulo Guilherme Aguiar Cunha
Title:	Chief Executive Officer

By:	FABIO SCHVARTSMAN*
Name:	Fabio Schvartsman
Title:	Chief Financial Officer

*By:	/s/ ROBERTO KUTSCHAT NETO
Name:	Roberto Kutschat Neto
Title:	Attorney-in-fact

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Power of attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paulo Guilherme Aguiar Cunha, Fabio Schvartsman, Roberto Kutschat Neto, André Covre and Marcello de Simone, and each of them, individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, to sign this Registration Statement and any and all amendments thereto (including post-effective amendments) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on April 12, 2005.

Signature	Position	Date

PAULO GUILHERME AGUIAR CUNHA* Paulo Guilherme Aguiar Cunha	Chairman and Chief Executive Officer	April 12, 2005

LUCIO DE CASTRO ANDRADE FILHO* Lucio de Castro Andrade Filho	Vice Chairman and Vice President	April 12, 2005

FABIO SCHVARTSMAN* Fabio Schvartsman	Chief Financial Officer	April 12, 2005

ANA MARIA LEVY VILLELA IGEL* Ana Maria Levy Villela Igel	Director	April 12, 2005

Renato Ochman	Director	April 12, 2005

NILDEMAR SECCHES* Nildemar Secches	Director	April 12, 2005

Paulo Vieira Belott	Director	April 12, 2005

Olavo Egydio Monteiro de Carvalho	Director	April 12, 2005

*By:	/s/ ROBERTO KUTSCHAT NETO
Name:	Roberto Kutschat Neto
Title:	Attorney-in-fact

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Signature of authorized representative in the United States

Pursuant to the requirements of the Securities Act, the undersigned, as the duly authorized representative in the United States of Ultrapar Participações S.A., has signed this registration statement in the City of Newark, State of Delaware, on April 12, 2005.

PUGLISI AND ASSOCIATES

By:	/s/ DONALD J. PUGLISI
Name:	Donald J. Puglisi
Title:	Managing Director